UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2018

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza, 165 Broadway New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2018, Investment Technology Group, Inc. (the “Company”) and its wholly owned subsidiary, ITG Inc. (“ITG”), entered into a $150 million 364-day revolving credit agreement (the “Credit Agreement”) among ITG, as borrower, the Company, as guarantor, and a syndicate of banks, including JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A. and Bank of Montreal as Syndication Agents. The Credit Agreement includes an accordion feature that allows for potential expansion of the facility up to $225 million. Under the Credit Agreement, interest accrues at a rate equal to (i) a base rate, determined by reference to the greatest of (a) the federal funds rate, (b) one-month LIBOR and (c) the overnight bank funding rate, plus (ii) a margin of 2.50%. Available but unborrowed amounts under the Credit Agreement are subject to an unused commitment fee of 0.75%. The purpose of this credit line is to provide liquidity for ITG’s U.S. brokerage operations to satisfy clearing margin requirements and to finance temporary positions from delivery failures or non-standard settlements. Depending on the borrowing base, availability under the Credit Agreement is limited to either (i) a percentage of the clearing deposit required by the National Securities Clearing Corporation, or (ii) a percentage of the market value of temporary positions pledged as collateral. Among other restrictions and covenants customary for financings of this type, the terms of the Credit Agreement include (a) negative covenants related to liens, (b) financial covenant requirements for not exceeding a maximum consolidated leverage ratio (as defined), maintaining a minimum liquidity ratio (as defined), maintaining minimum levels of tangible net worth (as defined) of both ITG and the Company and maintaining a minimum level of regulatory capital (as defined) for ITG, and (c) restrictions on investments, dispositions and other restrictions customary for financings of this type.

The events of default under the Credit Agreement include, among others, payment defaults, cross defaults with certain other indebtedness, breaches of covenants, loss of collateral, judgments, changes in control and bankruptcy events. In the event of non-payment, the Credit Agreement requires ITG to pay incremental interest at the rate of 2.0%.  In the event of a default and depending on the nature thereof, the commitments will either automatically terminate and all unpaid amounts immediately become due and payable, or the lenders may in their discretion terminate their commitments and declare due all unpaid amounts outstanding.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which will be filed as an exhibit to the annual report on Form 10-K of the Company for the fiscal year ended December 31, 2017.

The Credit Agreement will be included with the Form 10-K to provide security holders with information regarding its terms. It is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The representations, warranties and covenants of each party as set forth in the Credit Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Credit Agreement, may be subject to limitations, qualifications and exceptions agreed upon or to be agreed upon by the parties (including being qualified by confidential disclosures), and may have been made for the purposes of allocating contractual risk between the parties to the Credit Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or ITG.

Item 2.02 Results of Operations and Financial Condition.

On January 30, 2018, the Company issued a press release announcing financial results for the year ended December 31, 2017.  A copy of this press release is attached hereto as Exhibit 99.1.

The information contained in this Item 2.02 and in the accompanying exhibit shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 2.02, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1Press release issued by Investment Technology Group, Inc. on January 30, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

Date: January 30, 2018	By:	/s/ Steven R. Vigliotti
Steven R. Vigliotti
Chief Financial Officer and Chief Administrative Officer and Duly Authorized Signatory of Registrant